Zweig Total Return Fund

Attachment for Sub-Item 77C

a.	The Annual Meeting of Shareholders of the Zweig Total
Return Fund, Inc. took place on May 15, 2012

b.	Charles H. Brunie and James B. Rogers, Jr. were reelected
for a three year term.  Wendy Luscombe, Alden Olson, R.
Keith Walton and George Aylward comprise the other members of the Board.

c.	Below are the matters submitted to shareholders and
results:

1.   Elections of 2 Directors
                           for               withheld
Charles H. Brunie    76,206,240.283989   22,187,133.780854
James B. Rogers, Jr. 76,264,394.534521   22,128,979.530322

2(a).  To approve a revision to the Fund's investment objective.

    for                  against            abstain
68,765,812.725220   18,622,361.507885   1,384,481.831738

2(b). To approve a reclassification of the Fund's investment objective as "non-fundamental."

      The vote on proposal 2(b) was adjourned to June
12, 2012, June 29, 2012 and July 6, 2012.

  3(a). To approve an amendment to the fundamental investment restrictions regarding diversification.

      for               against            abstain
68,491,021.025459   18,670,225.166136   1,611,409.873248

  3(b). To approve an amendment to the fundamental investment restrictions regarding the issuance of senior securities.

      for                 against             abstain
68,196,387.266728   18,953,359.067511   1,622,909.730604

  3(c). To approve an amendment to the fundamental investment restrictions regarding investing in commodities.

      for                 against           abstain
67,617,416.988814   19,609,075.794151   1,546,163.281878


      3(d). To approve an amendment to the fundamental investment restrictions regarding borrowing.

      Not applicable for The Zweig Total Return Fund, Inc.


      3(e). To approve an amendment to the fundamental investment restrictions regarding lending.

      Not applicable for The Zweig Total Return Fund, Inc.

3(f). To approve an amendment to the fundamental investment restrictions regarding purchasing securities on margin.

      for                against             abstain
67,979,205.817283   19,228,583.063104   1,564,867.184456

  3(g). To approve an amendment to the fundamental investment restrictions regarding short sales.

      for                against             abstain
67,531,778.962975   19,617,648.291321   1,623,228.810547

  3(h). To approve an amendment to the fundamental investment restrictions regarding purchasing "restricted" securities.

      for                 against           abstain
67,846,391.428813   19,220,703.214192   1,705,561.421838

  3(i). To approve an amendment to the fundamental investment restrictions regarding investing in unseasoned issuers.

      Not applicable for The Zweig Total Return Fund, Inc.

3(j). To approve an amendment to the fundamental investment restrictions regarding investments in other investment companies.

       Not applicable for The Zweig Total Return Fund, Inc.

  3(k). To approve an amendment to the fundamental investment restrictions regarding investing in interests in oil, gas or other mineral exploration or development programs.

      Not applicable for The Zweig Total Return Fund, Inc.

    4. To approve an amendment to the Fund's investment advisory agreement.

The vote on proposal 4 was adjourned to June 12, 2012, June 29, 2012 and July 6, 2012.